UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2013

VALMIE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-180424	45-3124748
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Ferrand Drive

Toronto, Ontario, Canada M3C 3Z2

(Address of principal executive offices)

(416) 305-0096
(Registrant’s telephone number, including area code)

9190 Double Diamond Parkway

Reno, Nevada 89521
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2013, Khurram Shroff acquired an aggregate of 3,956,000 shares, or approximately 80.1% of our issued and outstanding common stock (the “Shares”), from 13 of our shareholders for the aggregate purchase price of $128,200. The acquisition of 3,500,000 of the Shares by Mr. Shroff was governed by the terms of a stock purchase agreement between Mr. Shroff and Mauro Baessato, our former sole officer and director, dated September 6, 2013 (the “Stock Purchase Agreement”), while the remainder of the Shares were acquired by Mr. Shroff pursuant to separate stock purchase agreements with 12 non-affiliate shareholders. Mr. Shroff paid the purchase price for the Shares in cash from his personal funds.

There are no arrangements known to us the operation of which may, at a subsequent date, result in a change in our control.

There are no arrangements or understandings among Mr. Shroff and Mr. Baessato, or their respective associates, with respect to the election of our directors or other matters, except that at the closing of the Stock Purchase Agreement we increased the number of directors on our Board of Directors to two and appointed Mr. Shroff to fill the resulting vacancy until his successors are duly elected and qualified. Promptly thereafter, Mr. Baessato resigned as our director and, as a result, Mr. Shroff is currently our sole director.

Also at the closing of the Stock Purchase Agreement, Mr. Baessato resigned from all of his officer positions with us and we appointed Mr. Shroff as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, to serve as such until his successors are duly elected and qualified or until his earlier resignation, removal from office or death.

Mr. Shroff, age 34, has worked as an independent consultant since 2001. He has approximately 10 years of marketing, international relations, human resources and technology experience, and has acted as a consultant for eMag Solutions, an Atlanta-based information technology company, and Prudential Avery & Associates, where he worked in the international relocation field. He has also served as the Managing Partner of the International Business Consortium Real Estate (ICBRE), a global private equity group, since 2008, consulted with the Dubai Education Ministry on business issues and worked at the World Federation of the United Nations (WFUNA) as a technology consultant.

Mr. Shroff is licensed by the Financial Services Commission of Ontario as a mortgage agent and has a thorough understanding of global real estate development and marketing issues. He is also interested in the commercialization of technology, sustainable development and green living initiatives. Mr. Shroff graduated from the University of Indianapolis with a Bachelor of Business Administration degree and has attended several professional courses at Harvard University.

Mr. Shroff’s multiple-industry experience as well as his international qualifications and skills led us to conclude that he should serve as our director.

There are no family relationships between Mr. Shroff and Mr. Baessato, our former sole officer and director. We have not entered into any material plan, contract or arrangement with Mr. Shroff relating to his services as our officer or director.

Other than as disclosed above, during the past five years none of our officers or directors has been a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2013	Valmie Resources, Inc.

	By:	/s/ Khurram Shroff
Khurram Shroff
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director